Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333150436) of our report dated March 16, 2011, relating to the consolidated financial statements of Glowpoint, Inc. and Subsidiaries (the “Company”), which appear in the Annual Report (Form 10-K) of the Company for the year ended December 31, 2010.   We also have audited the adjustments to the 2009 consolidated financial statements to retroactively apply the change in accounting for the reverse stock split and discontinued operations, as described in Notes 2 and 8, respectively.   In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2009 consolidated financial statements of the Company other than with respect to these adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2009 consolidated financial statements taken as a whole.

/s/ EisnerAmper LLP

March 16, 2011

Edison, New Jersey